Exhibit 99.1

Sono-Tek Announces First Quarter Results

(July 11, 2011 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,989,000 for the three months ended May 31, 2011, compared to sales of $2,284,000 for the prior year period, an increase of $705,000 or 31%. During the current quarter, sales of most of our products increased, when compared to the prior year. The sales for this quarter represents another record amount, and continues the trend we have established over the past two years of continuous sales increases each quarter.

The Company had net income of $239,000 for the three months ended May 31, 2011, compared to $95,000 for the prior year period, or an increase of 152%. Even so, the Company increased its spending for engineering development and market development, as part of our plan to create both growth and profit going forward.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We believe that our continuing success is directly related to the following actions we have taken in recent quarters:

-	introducing new hi-tech products for unique industrial applications which provide our customers with superior technical performance and significant financial benefits.

-	increasing our global marketing and sales coverage, most recently through the establishment of 4 new applications laboratories in strategic markets.

-	diversifying our presence into a solid portfolio of 6 industries: electronics, advanced energy (fuel cells and solar cells), medical device, glass, textile and food.

-	exporting some 2/3 of our products to customers abroad, where the relative weakness of the US dollar is a powerful incentive for purchase, for our customers.

We are very pleased with the continuing increase in our sales and profitability, and we expect that the coming quarters will be as strong or stronger than the first quarter.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corp.
Selected Financial Data
(Unaudited)

	Three Months Ended
	May 31, 2011	May 31, 2010

Net Sales	$2,989,070	$2,283,651

Gross Profit	$1,433,099	$1,117,028

Net Income	$238,595	$94,752

Basic Earnings Per Share	$0.02	$0.01

Diluted Earnings Per Share	$0.02	$0.01

Weighted Average Shares - Basic	14,441,511	14,437,511

Weighted Average Shares - Diluted	14,752,316	14,593,862